UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                   FORM 12B-25


                           NOTIFICATION OF LATE FILING

Commission File No. 000-29204


(Check One) |_| Form 10-K |_| Form 20-F  |_| Form 11-K |X| Form 10-Q
            |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

               For the period ended:  JUNE 30, 2006


        |_| Transition Report on Form 10-K
        |_| Transition Report on Form 20-F
        |_| Transition Report on Form 11-K
        |_| Transition Report on Form 10-Q
        |_| Transition Report on Form N-SAR

             For the transition period ended:

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                                     PART I
                             REGISTRANT INFORMATION
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Full name of Registrant:                GLOBAL MATRECHS, INC.
Former name if Applicable:              N/A
Address of Principal Executive Office
(Street and Number):                    90 GROVE STREET, SUITE 201
City, State and Zip Code:               RIDGEFIELD, CONNECTICUT 06877




                                     PART II
                             RULE 12B-25(B) AND (C)
--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|         (b)   The subject annual report, semi-annual report, transition
                  report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE
--------------------------------------------------------------------------------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

         THE REGISTRANT WAS UNABLE TO FILE ITS FORM 10-QSB FOR THE QUARTER ENDED JUNE 30, 2006 IN THE PRESCRIBED TIME PERIOD WITHOUT UNREASONABLE EFFORT AND DUE TO ADDITIONAL TIME REQUIRED TO COMPLETE THE PREPARATION AND REVIEW OF THE FINANCIAL STATEMENTS SET FORTH IN THE QUARTERLY REPORT. THE REGISTRANT CURRENTLY EXPECTS THAT ITS FORM 10-QSB FOR THE FISCAL QUARTER ENDED JUNE 30, 2006 WILL BE FILED SHORTLY AFTER THE FILING OF THIS NOTICE AND, IN ANY CASE, WITHIN 5 CALENDAR DAYS FOLLOWING THE PRESCRIBED DUE DATE.


                                     PART IV
                                OTHER INFORMATION
--------------------------------------------------------------------------------

(1) Name and telephone number of person to contact in regard to this notification:

         MICHAEL SHEPPARD               (203)           431-6665
--------------------------------------------------------------------------------
             (Name)                  (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?
                                                            |X|  Yes    |_|   No
         If the answer is no, identify report(s)


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            |_| Yes    |X|   No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              GLOBAL MATRECHS, INC.
--------------------------------------------------------------------------------
                   Name of Registrant as Specified in Charter

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 14, 2006                  By: /s/ Michael Sheppard
                                           ------------------------------------
                                           Name:  Michael Sheppard
                                           Title: President